Exhibit 10.3

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 31, 2016, is among SAMSON OIL AND GAS USA, INC., a Colorado corporation (“Borrower”), SAMSON OIL & GAS LIMITED, an Australian public company (the “Parent”), SAMSON OIL AND GAS USA MONTANA, INC., a Colorado corporation (“Samson Montana”, and together with the Parent, collectively, the “Guarantors”, and each, individually, a “Guarantor”), the Lenders party hereto, and MUTUAL OF OMAHA BANK, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as L/C Issuer.

R E C I T A L S

A. Borrower, the financial institutions party thereto, and Administrative Agent are parties to a Credit Agreement dated as of January 27, 2014, as amended by that certain First Amendment to Credit Agreement, dated as of November 24, 2014, and that certain Second Amendment to Credit Agreement, dated as of May 13, 2015 (collectively, the “Original Credit Agreement”).

B. The parties desire to amend the Original Credit Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Same Terms. All terms used herein which are defined in the Original Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, (a) all references in the Loan Documents to the “Credit Agreement” or the “Agreement” shall mean the Original Credit Agreement, as amended by this Amendment, as the same shall hereafter be amended from time to time, and (b) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended by this Amendment and the Modification Papers, as the same shall hereafter be amended from time to time. In addition, the following terms have the meanings set forth below:

“Effective Date” means the date when (a) all Lenders have executed this Amendment, and (b) the conditions set forth in Section 2 of this Amendment have been complied with to the satisfaction of the Administrative Agent, unless waived in writing by the Administrative Agent.

“Modification Papers” means this Amendment and all of the other documents and agreements executed in connection with the transactions contemplated by this Amendment.

2. Amendments to Original Credit Agreement. On the Effective Date, the Original Credit Agreement shall be deemed to be amended as follows:

(a) The following definitions in Section 1.01 of the Original Credit Agreement shall be amended to read in their entireties as follows:

“‘Applicable Rate’ means, from time to time, with respect to any Base Rate Loan or Eurodollar Rate Loan, or with respect to the Letter of Credit fee and the commitment fee payable hereunder, as the case may be, the rate per annum set forth below based upon the Leverage Ratio, as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 7.02(a):

Pricing Level	Leverage Ratio	Eurodollar Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee Rate
1	≤ 2.50 to 1.00	3.00%	1.25%	0.50%
2	> 2.50 to 1.00 but ≤ 3.00 to 1.00	4.00%	1.75%	0.50%
3	> 3.00 to 1.00 but ≤ 3.50 to 1.00	4.50%	2.00%	0.50%
4	> 3.50 to 1.00 but ≤ 4.00 to 1.00	5.00%	2.25%	0.50%
5	> 4.00 to 1.00 but ≤ 4.50 to 1.00	5.50%	2.50%	0.25%
6	> 4.50 to 1.00	6.00%	2.75%	0.25%

For the period beginning on the Third Amendment Effective Date through the date a Compliance Certificate is delivered for the fiscal quarter ending June 30, 2016, the Applicable Rate shall be set at Pricing Level 6. Upon Borrower’s delivery of a Compliance Certificate pursuant to Section 7.02(a), the Applicable Rate shall automatically be adjusted as set forth in the schedule above, such automatic adjustment to take effect as of the first Business Day following the date a Compliance Certificate is delivered; provided, however, in the event Borrower fails to timely deliver a Compliance Certificate as required by Section 7.02(a), the Applicable Rate shall be automatically set at Pricing Level 6 in the schedule above (such automatic adjustment to take effect on the first Business Day following the date such Compliance Certificate was required to have been delivered under Section 7.02(a)) until delivery of a Compliance Certificate indicating an adjustment to the Applicable Rate is applicable, such adjustment to take effect automatically as of the first Business Day following delivery of such Compliance Certificate

If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason (including without limitation, late delivery of a Compliance Certificate), Borrower or Administrative Agent determines that either (a) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and a proper calculation of such ratio would have resulted in higher pricing for such period or (b) such Compliance Certificate (which may have been delivered untimely) indicates a Leverage Ratio that would have resulted in a higher pricing for such period, Borrower shall promptly and retroactively be obligated to pay to Administrative Agent for the account of the Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, however, if the proper calculation thereof would have resulted in lower pricing for such period, neither Administrative Agent nor any Lender shall have any obligation to recalculate such interest or fees or to repay any interest or fees to Borrower.

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 2

‘Eurodollar Rate’ means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) that appears on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if such rate appearing on such screen or page shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If such rate is not available at such time for any reason, Administrative Agent shall determine such rate as the average of quotations for three (3) major New York money center banks of whom Administrative Agent shall inquire as the "London Interbank Offered Rate" for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

‘Test Period’ means, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement; provided, however, for purposes of the calculation of EBITDAX and interest expense for the Test Period ending June 30, 2016, such amounts shall be annualized by taking the results of the fiscal quarter ending June 30, 2016, and multiplying them by four (4); for the Test Period ending September 30, 2016, such amounts shall be annualized by taking the results of the two (2) fiscal quarters ending September 30, 2016, and multiplying them by two (2); and for the Test Period ending December 31, 2016, such amounts shall be annualized by taking the results of the three (3) fiscal quarters ending December 31, 2016, and multiplying them by four (4) and dividing them by three (3).”

(b) The following definitions shall be added to Section 1.01 of the Original Credit Agreement in appropriate alphabetical order:

“‘Available Commitment’ means, as of any date of determination thereof, the difference between (a) the Commitment on such date, minus (b) the Outstanding Amount of Loans and L/C Obligations on such date.

‘Equity Transaction’ means a transaction or series of transactions whereby one or more financial institutions or other third parties who qualify as “accredited investors” under applicable Securities Laws contributes capital to and receives Equity Interests in Borrower, which (a) results in aggregate net cash proceeds to Borrower of not less than $5,000,000, and (b) is on terms and conditions and pursuant to documentation acceptable to Administrative Agent.

‘Excess Cash Flow’ means, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as of any applicable date of determination thereof for the calendar month then ended, an amount equal to (a) cash receipts for such calendar month, minus (b) lease operating expenses paid during such calendar month, minus (c) consolidated cash interest expense paid during such calendar month, minus (d) amounts actually paid in cash in respect of production taxes and total federal, state, local and foreign income, and similar taxes for such calendar month, minus (e) the aggregate amount of all regularly scheduled principal payments or prepayments of Indebtedness made by Borrower and its Subsidiaries during such calendar month, minus (f) to the extent permitted under Section 8.07, general and administrative expenses paid during such calendar month.

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 3

‘Excess Cash Flow Report’ means a report, in form and substance satisfactory to Administrative Agent, certified by a Responsible Officer of Borrower setting forth, in reasonable detail, the calculation of Excess Cash Flow for the previous month and the basis therefor.

‘Leverage Ratio’ means, with respect to Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, as of any applicable date and for any applicable period of determination thereof, the ratio of (a) Total Funded Debt on such date, to (b) EBITDAX for such period.

‘Liquidity’ means, with respect to Borrower and its Subsidiaries on a consolidated basis as of any applicable date of determination thereof, the sum of (a) unrestricted cash and Cash Equivalents, plus (b) the Available Commitment.

‘Oasis’ means Oasis Petroleum North America LLC, a Delaware limited liability company, and its successors and assigns and any future holder of the Oasis Note.

‘Oasis Acquisition Agreement’ means that certain Purchase and Sale Agreement, dated as of January 31, 2016, between Borrower and Oasis, as the same has been or may be amended, restated, supplemented or otherwise modified from time to time.

‘Oasis Note’ means that certain Secured Promissory Note, dated as of the Third Amendment Effective Date, executed and delivered by Borrower to Oasis in the original principal amount of $4,000,000, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

‘Oasis Subordination Agreement’ means that certain Subordination and Intercreditor Agreement, dated as of the Third Amendment Effective Date, among Administrative Agent, Borrower, and Oasis, as amended, restated, supplemented or otherwise modified from time to time.

‘Senior Funded Debt’ means, as of any date of determination thereof, with respect to Borrower and its Subsidiaries on a consolidated basis and without duplication, all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities owed to Lenders but excluding Indebtedness evidenced by the Oasis Note.

‘Senior Leverage Ratio’ means, with respect to Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, as of any applicable date and for any applicable period of determination thereof, the ratio of (a) Senior Funded Debt on such date, to (b) EBITDAX for such period.

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 4

‘Third Amendment’ means that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, among Borrower, the Lenders party thereto, and Administrative Agent.

‘Third Amendment Effective Date’ means March 31, 2016.

‘Total Funded Debt’ means, as of any date of determination thereof, with respect to Borrower and its Subsidiaries on a consolidated basis and without duplication, all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities owed to Lenders.

‘Trailing Period Basis’ shall mean, with respect to the computation of any amount or ratio as of any date of determination (such date referred to herein as the ‘Test Date’), (a) if the Test Date occurs during the period beginning April 30, 2016 through and including March 31, 2017, a calculation based on the period beginning April 1, 2016 through and including the Test Date, divided by the number of calendar months within such period, multiplied by 12, and (b) if the Test Date occurs after March 31, 2017, such amount or ratio shall be calculated based on the 12-month period most recently ended.”

(c) Section 2.04(b) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

“(b) If for any reason (including without limitation those arising from the Borrowing Base Reduction (as defined in the Third Amendment) or a reduction of the Borrowing Base described in Section 4.05) the Total Outstandings at any time exceed the total Commitments then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless there remains any such excess after the prepayment in full of the Loans; and provided further, however, that the provisions of Section 4.06 shall control in the event that the reason for such excess is due to the redetermination of the Borrowing Base pursuant to Section 4.02 or Section 4.03.”

(d) Section 2.04 of the Original Credit Agreement shall be amended to add a new Section 2.04(d) thereto to read in its entirety as follows:

“(d) On the fifteenth day of each calendar month, Borrower shall prepay the Loans in an amount equal to 50% of Excess Cash Flow for the previous calendar month, as reflected in the Excess Cash Flow Report. To effectuate the payment required under this Section 2.04(d), Mutual of Omaha, as the depository bank, shall, and Borrower hereby authorizes Mutual of Omaha to, initiate debit entries to any and all accounts held by Borrower or any Subsidiary thereof with Mutual of Omaha and to debit such payment amount from such accounts. This authorization to initiate debit entries shall remain in full force and effect until Administrative Agent terminates such arrangement. Borrower represents that Borrower or a Subsidiary thereof, or any one or more of them, is and will be the owner(s) of all funds in such accounts. Borrower, for itself and its Subsidiaries, acknowledges that (i) such debit entries may cause an overdraft of such accounts which may result in Mutual of Omaha’s refusal to honor items drawn on such accounts until adequate deposits are made to such account, and (ii) if a debit is not made the payment may be late or past due.”

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 5

(e) The first sentence in Section 4.03 of the Original Credit Agreement shall be amended to read in its entirety as follows:

“Special determinations of the Borrowing Base may be requested by Borrower not more than one time per calendar year or by Administrative Agent at the direction of Lenders not more than two times per calendar year.”

(f) Article V of the Original Credit Agreement shall be amended to add a new Section 5.03 thereto to read in its entirety as follows:

“5.03. Additional Conditions to Credit Extensions after the Third Amendment Effective Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) at any time after the Third Amendment Effective Date is further subject to the condition precedent that after giving effect to the Credit Extension so requested, Borrower shall have Liquidity of at least (a) during the period from the Third Amendment Effective Date to December 30, 2016, $1,500,000, and (b) on December 31, 2016 and thereafter, $2,500,000, in each case as reflected in the most recent financial statements of Borrower delivered to Administrative Agent pursuant to Section 7.01(b).”

(g) Section 7.01(b) of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

“(b) as soon as available, but in any event within thirty (30) days after the end of each calendar month (commencing with the calendar month ended March 31, 2016), (i) (A) a consolidated balance sheet of Parent, Borrower and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such calendar month and for the portion of the fiscal year then ended, or (B) if Parent owns any Material Non-Cash Assets and Administrative Agent so requires in its sole discretion, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such calendar month and for the portion of the fiscal year then ended, and (ii) if any Material Domestic Subsidiary exists, a consolidating balance sheet of Borrower and its Material Domestic Subsidiaries as at the end of such calendar month, and the related consolidating statements of income or operations, shareholders' equity and cash flows for such calendar month and for the portion of the fiscal year then ended, in each case, all in reasonable detail, such consolidated statements delivered pursuant to clause (i) above to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of Parent (if applicable), Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements delivered pursuant to clause (ii) above, if applicable, to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries.”

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 6

(h) Section 7.02(d) of the Original Credit Agreement shall be amended by deleting the phrase “forty-five (45) days” therein and inserting the phrase “thirty (30) days” in lieu thereof.

(i) Section 7.02 of the Original Credit Agreement shall be amended by (i) deleting the word “and” at the end of clause (k) thereof, (ii) renumbering clause (l) as clause (n), and (iii) adding a new clause (l) and clause (m) thereto to read in their entirety as follows:

“(l) within thirty (30) days after the end of each calendar month, a report setting forth all accounts payable of Borrower as of the end of such calendar month, such report to show the age of such accounts and such other information as Administrative Agent shall reasonably request;

(m) within fifteen (15) days after the end of each calendar month, an Excess Cash Flow Report; and”

(j) Section 7.12 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

7.12. Financial Covenants.

(a) Current Ratio. Maintain on a consolidated basis, as of the end of each fiscal quarter of Borrower, a Current Ratio of at least 1.00 to 1.00.

(b) Leverage Ratio. Maintain a Leverage Ratio, for any Test Period ending during the following periods, commencing with the Test Period ending March 31, 2016, of not greater than the amount set forth below during the corresponding period below:

Test Period Ending	Maximum Ratio
March 31, 2016 through September 30, 2016	5.75 to 1.00
December 31, 2016	5.00 to 1.00
March 31, 2017 through June 30, 2017	4.75 to 1.00
September 30, 2017 and thereafter	4.00 to 1.00

(c) Senior Leverage Ratio. Maintain a Senior Leverage Ratio, for any Test Period ending during the following periods, commencing with the Test Period ending March 31, 2016, of not greater than the amount set forth below during the corresponding period below:

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 7

Test Period Ending	Maximum Ratio
March 31, 2016 through June 30, 2016	4.25 to 1.00
September 30, 2016	4.00 to 1.00
December 31, 2016 and thereafter	3.75 to 1.00

(d) Interest Coverage Ratio. Maintain on a consolidated basis an Interest Coverage Ratio of at least 2.50 to 1.00. This ratio shall be calculated at the end of each Test Period.

(e) Minimum Liquidity. Maintain a minimum Liquidity, as of the end of each calendar month, of not less than (i) for the period commencing with the calendar month ending June 30, 2016 through December 30, 2016, $1,500,000 and (ii) for the calendar month ending December 31, 2016 and each calendar month thereafter, $2,500,000.

(k) Article VII of the Original Credit Agreement shall be amended by adding a new Section 7.22 and Section 7.23 thereto to read in their entirety as follows:

“7.22. Required Swap Contracts. Within 5 Business Days of the Third Amendment Effective Date, enter into and thereafter maintain at all times Swap Contracts entered into for the purpose and effect of fixing prices on oil or gas expected, as of any day, to be produced (a) which are for combined durations of not less than twenty-four (24) months, (b) in which the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate equal an amount which is less than 75% of the aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of business for such month, and (c) which otherwise comply with Section 8.09(a) and are otherwise on terms acceptable to Administrative Agent in its sole discretion.

7.23 Capital Transactions.

(a) On or before August 31, 2016, Borrower shall deliver to Administrative Agent a true and correct copy of Borrower’s prospectus or comparable disclosure document for an Equity Transaction.

(b) On or before September 30, 2016, Borrower shall have received aggregate net cash proceeds of not less than $5,000,000 from an Equity Transaction.”

(l) Section 8.01 of the Original Credit Agreement shall be amended by (i) deleting the word “and” at the end of clause (n) thereof, (ii) adding the word “and” at the end of clause (o) thereof, and (iii) adding a new clause (p) thereto to read in its entirety as follows:

“(p) Liens securing the Oasis Note; provided, that (i) such Liens securing such Indebtedness are subordinate to the Liens securing the Obligations, this Agreement and the other Loan Documents pursuant to the Oasis Subordination Agreement, and (ii) such Liens do not encumber any property of Borrower or any Subsidiary other than the properties acquired under the Oasis Acquisition Agreement;”

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 8

(m) Section 8.03 of the Original Credit Agreement shall be amended by (i) deleting the word “and” at the end of clause (f) thereof, (ii) deleting the period at the end of clause (g) thereof and inserting “; and” in lieu thereof, and (iii) adding a new clause (h) thereto to read in its entirety as follows:

“(h) Indebtedness owed to Oasis under the Oasis Note so long as the aggregate amount thereof does not exceed $4,000,000, plus accrued but unpaid interest in accordance with the Oasis Note as in effect on the Third Amendment Effective Date; provided, however, that such Indebtedness is subordinate to the Obligations under this Agreement and the other Loan Documents pursuant to the Oasis Subordination Agreement.”

(n) Section 8.07 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

“8.07. Limitation on General and Administrative Expenses. Permit Borrower's general and administrative expenses for the operation of all of its oil and gas properties (either direct or payable to outside operators or agents) as determined in accordance with GAAP and Council of Petroleum Accountants Societies procedures, and all salaries, bonuses, withdrawals, distributions, consulting and professional fees and other forms of compensation, and all other overhead, to exceed $3,000,000 in the aggregate in any 12-month period. For purposes of this Section 8.07, general and administrative expenses shall be calculated on a Trailing Period Basis.”

(o) Section 8.12 of the Original Credit Agreement shall be amended and restated to read in its entirety as follows:

“8.12. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that the foregoing clause (a)(iii) shall not prohibit any negative pledge incurred or provided (x) in favor of any holder of Indebtedness permitted under Section 8.03(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (y) in favor of Oasis solely to the extent any such negative pledge relates to the property acquired pursuant to the Oasis Acquisition Agreement and does not prohibit the grant of a Lien in favor of Administrative Agent.”

(p) Article VIII of the Original Credit Agreement shall be amended by adding a new Section 8.18 thereto to read in its entirety as follows:

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 9

“8.18. Payment of Principal or Interest or Amendment of Subordinated Debt.

(a) Make or offer to make any optional or voluntary redemption of or otherwise optionally or voluntarily redeem (whether in whole or in part), or make any principal or interest payment on, any Indebtedness evidenced by the Oasis Note, except as permitted under the Oasis Subordination Agreement and except that, so long as no Default or Event of Default exists or would result therefrom, Borrower may make optional prepayments of the Indebtedness under the Oasis Note; or

(b) Amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any document evidencing or executed in connection with the Indebtedness evidenced by the Oasis Note unless permitted pursuant to the terms of the Oasis Subordination Agreement.”

(q) Section 9.01 of the Original Credit Agreement is hereby amended by (i) deleting the word “or” at the end of clause (k) thereof, (ii) deleting the period after the end of clause (l) thereof and inserting “; or” in lieu thereof, and (iii) adding a new clause (m) thereto to read in its entirety as follows:

“(m) Oasis Subordination Agreement. The Oasis Subordination Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against Borrower, any other party thereto (other than Administrative Agent) or the holder of the Indebtedness subordinated thereby or shall be repudiated by any of them, or cause the payment of the Indebtedness under the Oasis Note to be senior or pari passu in right to the payment of the Obligations under this Agreement, or any payment is made by Borrower or any other Loan Party in violation of the terms of the Oasis Subordination Agreement.”

(r) Schedule 2.01 attached to the Original Credit Agreement is hereby replaced with Schedule 2.01 attached to this Amendment.

(s) Exhibit C attached to the Original Credit Agreement is hereby replaced with Exhibit C attached to this Amendment.

3. Borrowing Base.

(a) As of the Effective Date, the Borrowing Base is hereby increased to $30,500,000, and the Monthly Reduction Amount is hereby reaffirmed at $0.

(b) The Borrowing Base shall automatically reduce to $20,500,000 on June 30, 2016 (the “Borrowing Base Reduction”); provided that the Borrowing Base Reduction shall not count against the number of special determinations permitted under Section 4.03 of the Credit Agreement; and provided further that the Borrowing Base Reduction shall be in addition to the scheduled redeterminations of the Borrowing Base pursuant to Section 4.02 of the Credit Agreement, regardless of whether any scheduled redetermination occurs prior to, concurrently with or after the Borrowing Base Reduction.

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 10

(c) For the avoidance of doubt, the parties hereto agree that the increase of the Borrowing Base pursuant to Section 3(a) hereof shall constitute the April 30, 2016 scheduled redetermination of the Borrowing Base pursuant to Section 4.02 of the Credit Agreement.

(d) The Borrowing Base, as increased, and the Monthly Reduction Amount, as reaffirmed, will remain in effect until next adjusted but pursuant to the provisions of Article IV of the Original Credit Agreement.

4. Conditions Precedent. The obligations, agreements and waivers of Lenders as set forth in this Amendment are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

(a) Third Amendment to Credit Agreement. This Amendment shall be in full force and effect.

(b) Oasis Acquisition Documents. Administrative Agent shall have received (i) a true and complete executed copy of the Oasis Acquisition Agreement and each of the other acquisition documents for such transaction (the “Oasis Acquisition Documents”); (ii) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the properties subject to the Oasis Acquisition Documents; and (iii) such other related documents and information as Administrative Agent shall have reasonably requested with respect to the transaction contemplated by the Oasis Acquisition Documents.

(c) Acquisition Certificate. Administrative Agent shall have received a certificate of Borrower certifying (i) that Borrower is concurrently consummating the acquisition contemplated by the Oasis Acquisition Documents and all material conditions precedent thereto have been satisfied in all material respects by all of the parties thereto; (ii) as to the amount of the final purchase price for the properties subject to the Oasis Acquisition Documents after giving effect to all adjustments as of the closing date as contemplated by the Oasis Acquisition Documents and specifying, by category, the amount of such adjustment; (iii) that attached thereto is a true and complete list of all of the properties subject to the Oasis Acquisition Documents which are being acquired by Borrower; (iv) that attached thereto is a true and complete list of properties subject to the Oasis Acquisition Documents which have been excluded from the acquisition pursuant to the terms of the Oasis Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental, (4) casualty loss, or (5) other (which is to be explained); (v) that attached thereto is a true and complete list of all properties subject to the Oasis Acquisition Documents for which any seller has elected to cure a title defect, specifying the nature of that title defect and the time frame within which it is expected to be cured; (vi) that attached thereto is a true and complete list of all properties subject to the Oasis Acquisition Documents for which any seller has elected to remediate an adverse environmental condition; and (vii) that attached thereto is a true and complete list of all properties subject to the Oasis Acquisition Documents which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential right.

(d) Oil and Gas Mortgages. Borrower shall have mortgaged to Administrative Agent for the ratable benefit of the Secured Parties the properties acquired by the Oasis Acquisition Documents pursuant to the terms of one or more Oil and Gas Mortgages. In connection therewith, Administrative Agent shall have received evidence satisfactory to it that all Liens against such properties have been released or terminated and that arrangements satisfactory to Administrative Agent have been made for recording and filing of such releases. In addition, if requested by Administrative Agent, Borrower shall have provided Administrative Agent with a Property Certificate and a Reconciliation Schedule with respect to the properties being acquired by the Oasis Acquisition Documents.

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 11

(e) Title Information. Borrower shall have delivered to Administrative Agent title information and data reasonably acceptable to Administrative Agent relating to title to the Mineral Interests in the properties being acquired pursuant to the Oasis Acquisition Documents. These title assurances shall include a Title Indemnity Agreement, and such post-closing title work, if any, as Administrative Agent may request.

(f) Oasis Subordination Agreement. The Oasis Subordination Agreement shall have been duly executed by each of the parties thereto, and shall be in full force and effect.

(g) Legal Opinion. Administrative Agent shall have received an opinion of counsel to Borrower acceptable to Administrative Agent, addressed to Administrative Agent and each Lender, as to the matters set forth in Exhibit E to the Original Credit Agreement and such other matters concerning Borrower, this Amendment, and the other Loan Documents as Administrative Agent may request and in form and substance satisfactory to Administrative Agent.

(h) Authorization Certificate. Borrower shall have executed and delivered to Administrative Agent a certificate (the “Authorization Certificate”), in form and substance satisfactory to Administrative Agent, authorizing the execution, delivery and performance by Borrower of the Modification Papers.

(i) Borrowing Base Increase Fee. Borrower shall have paid to Administrative Agent a fee of $115,000.

(j) Fees and Expenses. Administrative Agent shall have received payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of the Modification Papers.

5. Release. To induce the Administrative Agent and the Lenders to enter into this Amendment, each of Borrower and Guarantors warrants and represents that as of the Effective Date, there are no claims or offsets or defenses or counterclaims to the obligations of such Person under the Loan Documents to which such Person is a party, and in accordance therewith, each of Borrower and Guarantors:

(a) Waives any and all such claims, offsets, defenses or counterclaims, whether known or unknown, arising under the Loan Documents prior to the Effective Date; and

(b) Releases and discharges the Administrative Agent and the Lenders and their officers, directors, employees, agents, shareholders, affiliates and attorneys (the “Released Parties”) from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or other demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which such Person ever had, now have or claim to have or may have against any Released Parties arising prior to the Effective Date and from or in connection with the Loan Documents or the transactions contemplated thereby, except those resulting from the gross negligence or willful misconduct of the Released Parties.

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 12

6. Certain Representations. Each of Borrower and Guarantors represents and warrants that, as of the Effective Date: (a) each Loan Party has full power and authority to execute the Modification Papers to which it is a party and such Modification Papers constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any Governmental Authority or other Person is required for the execution, delivery and performance by each Loan Party thereof. In addition, each of Borrower and Guarantors represents that after giving effect to this Amendment all representations and warranties contained in the Original Credit Agreement and the other Loan Documents to which such Person is a party are true and correct in all material respects (provided that any such representations or warranties that are, by their terms, are requalified by reference to materiality shall be true and correct without regard to such materiality standard) on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (or true and correct without regard to such materiality standard, as applicable) as of such earlier date.

7. No Further Amendments. Except as previously amended in writing or as amended hereby, the Original Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties hereto.

8. Acknowledgments and Agreements. Each of Borrower and Guarantors (a) acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms, and (b) waives any defense, offset, counterclaim or recoupment with respect thereto. Borrower, Guarantors, Administrative Agent, L/C Issuer and each Lender do hereby adopt, ratify and confirm the Original Credit Agreement, as previously amended in writing and as amended hereby, and acknowledge and agree that the Original Credit Agreement, as previously amended in writing and as amended hereby, is and remains in full force and effect. Each of Borrower and Guarantors acknowledges and agrees that its liabilities and obligations under the Original Credit Agreement, as previously amended in writing and as amended hereby, and under the other Loan Documents, are not impaired in any respect by this Amendment. Any breach of any representations, warranties and covenants under this Amendment shall be Default or an Event of Default, as applicable, under the Original Credit Agreement.

9. Limitation on Agreements. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Original Credit Agreement or any of the Loan Documents, or (b) to prejudice any right or rights that Administrative Agent now has or may have in the future under or in connection with the Original Credit Agreement and the other Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. The Modification Papers shall constitute Loan Documents for all purposes.

10. Confirmation of Security. Each of Borrower and Guarantors hereby confirms and agrees that all of the Collateral Documents that presently secure the Obligations shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Obligations as described in the Original Credit Agreement as modified by this Amendment.

11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be deemed effective as delivery of a manually executed counterpart.

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 13

12. Incorporation of Certain Provisions by Reference. The provisions of Section 11.15 of the Original Credit Agreement captioned “Governing Law, Jurisdiction; Etc.” and Section 11.16 of the Original Credit Agreement captioned “Waiver of Right to Trial by Jury” are incorporated herein by reference for all purposes.

13. Entirety, Etc. This Amendment and the other Modification Papers and all of the other Loan Documents embody the entire agreement between the parties. THIS AMENDMENT AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank. Signature pages follow.]

THIRD AMENDMENT TO CREDIT AGREEMENT– Page 14

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER:

SAMSON OIL AND GAS USA, INC.

By:	/s/ Robyn Lamont
Robyn Lamont
Vice President and Chief Financial Officer

GUARANTORS:

SAMSON OIL & GAS LIMITED

By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer

SAMSON OIL AND GAS USA MONTANA, INC.

By:	/s/ Robyn Lamont
Robyn Lamont
Vice President and Chief Financial Officer

THIRD AMENDMENT TO CREDIT AGREEMENT– Signature Page

ADMINISTRATIVE AGENT:

MUTUAL OF OMAHA BANK,
as Administrative Agent

By:	/s/ Keith Miller
Name:	Keith Miller
Title:	Senior Energy Lender

LENDERS:

MUTUAL OF OMAHA BANK

By:	/s/ Keith Miller
Name:	Keith Miller
Title:	Senior Energy Lender

THIRD AMENDMENT TO CREDIT AGREEMENT– Signature Page

SCHEDULE 2.01

APPLICABLE PERCENTAGES, MAXIMUM CREDIT AMOUNTS,
and ALLOCATIONS OF INITIAL BORROWING BASE

Lender	Applicable Percentage	Maximum Credit Amount	Allocation of Borrowing Base
Mutual of Omaha Bank	100.000000000%	$50,000,000	$30,500,000

Total	100.000000000%	$50,000,000	$30,500,000

SCHEDULE 2.01 – Solo Page

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 201__

To: Mutual of Omaha Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 27, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), among Samson Oil and Gas USA, Inc., a Colorado corporation ("Borrower"), the Lenders from time to time party thereto, and Mutual of Omaha Bank, as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the of Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this "Certificate") to Administrative Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for month-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the calendar month ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

EXHIBIT C – Page 1

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of Borrower contained in Article VI of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any of the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a), (b) and (c) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________________, 20___.

SAMSON OIL AND GAS USA, INC.

By:
Name:
Title:

EXHIBIT C – Page 2

For the Month/Year ended ___________________ ("Statement Date")

SCHEDULE 2
to the Compliance Certificate
($ in 000's)

I.	Section 7.12(a) – Current Ratio.[1]
	A.	Current Assets (including Borrowing Base availability, but excluding any non-cash mark-to-market value associated with Swap Contracts pursuant to ASC 815):		$
	B.	Current Liabilities (excluding current maturities of the Obligations and any non-cash mark-to-market liability associated with Swap Contracts pursuant to ASC 815):		$
	C.	Current Ratio (Line I.A ÷ Line I.B):		________ to 1.00
	Minimum Required:			1.00 to 1.00
II.	Section 7.12(b) – Leverage Ratio.[2]
	A.	Total Funded Debt (all outstanding liabilities for borrowed money plus other interest-bearing liabilities, including current and long-term liabilities):		$
	B.		EBITDAX
		1.	net income:	$
		2.	less non-cash revenue or expense associated with Swap Contracts from ASC 815:	($ )
		3.	less extraordinary or non-recurring gains and other extraordinary or non-recurring income:	($ )
		4.	plus consolidated interest expense:	$
		5.	plus income taxes:	$
		6.	plus depletion, depreciation and amortization:	$
		7.	plus other non-cash charges	$
		8.	plus exploration charges	$
		9.	Total EBITDAX:	$
	C.	Leverage Ratio (Line II.A ÷ Line II.B.9):		________ to 1.00

1 For quarterly Compliance Certificate.

2 For quarterly Compliance Certificate.

EXHIBIT C – Page 3

Maximum Permitted:
	Test Period ending March 31, 2016 through September 30, 2016		5.75 to 1.00
	Test Period ending December 31, 2016		5.00 to 1.00
	Test Period ending March 31, 2017 through June 30, 2017		4.75 to 1.00
	Test Period ending September 30, 2017 and thereafter		4.00 to 1.00
III.	Section 7.12(c) – Senior Leverage Ratio.[3]
A.	Senior Funded Debt (all outstanding liabilities for borrowed money
		plus other interest-bearing liabilities, including current and long-term liabilities, minus Indebtedness evidenced by the Oasis Note):	$
	B.	EBITDAX (Line II.B.9 above):	$
	C.	Senior Leverage Ratio (Line III.A ÷ Line III. B)	________ to 1.00
Maximum Permitted:
	Test Period ending March 31, 2016 through June 30, 2016		4.25 to 1.00
	Test Period ending September 30, 2016		4.00 to 1.00
	Test Period ending December 31, 2016 and thereafter		3.75 to 1.00
IV.	Section 7.12(d) – Interest Coverage Ratio.[4]
	A.	EBITDAX (Line II.B.9 above):	$
	B.	Cash interest expense:	$
	C.	Interest Coverage Ratio (Line IV.A ÷ Line IV.B):	________ to 1.00
	Minimum Required:		2.50 to 1.00
V.	Section 7.12(e) – Liquidity.[5]
	A.	Unrestricted cash and Cash Equivalents:	$
	B.	Available Commitment (Commitment, less Outstanding Amount of Loans and L/C Obligations):	$
	C.	Liquidity (Line V.A. + Line V.B.):	$
Minimum Required:
	Calendar month ending June 30, 2016 through December 30, 2016:		$1,500,000
	Calendar month ending December 31, 2016 and thereafter		$2,500,000
VI.	Section 8.07 – General and Administrative Expenses[6]
	A.	General and administrative expenses (calculated on a Trailing Period Basis):	$
	Maximum Permitted:		$3,000,000

3 For quarterly Compliance Certificate.

4 For quarterly Compliance Certificate.

5 For monthly Compliance Certificate.

6 For monthly Compliance Certificate.

EXHIBIT C – Page 4